Exhibit 99.1

Bank of Florida Names Keith P. Costello, C.F.A. as Executive Vice President, Senior Lender and President of the Private Bank, Fort Lauderdale

          FORT LAUDERDALE, Fla., May 24 /PRNewswire/ -- Bank of Florida recently announced that Keith P. Costello, C.F.A. has been appointed Executive Vice President, Senior Lender and President of the Private Bank for Bank of Florida, Fort Lauderdale. In this role, Mr. Costello will oversee business development and portfolio growth for the lending and private banking lines of business.

          “Keith is a highly skilled banker, who understands the importance of relationship banking,” said Bank of Florida President and CEO R. Mark Manitz. “He has two decades of experience in the South Florida market and will be a great addition to our team to help serve our unique client mix. By combining wealth management expertise with a strong lending background and extensive credit knowledge, Keith will assist our many clients with their specific commercial lending, real estate lending, cash management and investment portfolio needs.”

          Mr. Costello will also play a crucial role in the future expansion of Bank of Florida. He joins the company after serving in executive management roles in business development and private banking with Great Florida Bank, City National Bank of Florida and NationsBank. During his tenure at City National Bank as Market Executive for Broward County, Mr. Costello oversaw the growth of the Broward County Market from infancy to over $600 million in assets over 8 years.

          “We are pleased to have such a veteran of South Florida private banking join our team,” said Bank of Florida Trust Company President and CEO Julie Husler. “His depth of experience in serving high net worth individuals is a perfect fit for our rapidly growing private banking division, which has grown Assets Under Advice by over 95% over the past year. Keith’s leadership for our East Coast division will help to strengthen and solidify our strong momentum.”

          Mr. Costello earned a Master of Business Administration from the University of Miami and earned a Bachelor of Science in Business Management from the University of Tampa. He completed the Chartered Financial Analyst Institute C.F.A. designation in 1996 and formerly served in the U.S. Army in the early 1980s.

          Mr. Costello has taken an active role in the South Florida community formerly serving as a Board Member for the United Way of Broward County, The Greater Fort Lauderdale Chamber of Commerce and the Foundation Board of Saint Anthony Catholic School.

          Bancshares of Florida, Inc. (Nasdaq: BOFL) (Newspaper listing: “BcshFla”) is a $620 million-asset multi-bank holding Company located in Naples, Florida. Bancshares is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida, collectively referred to as the “Company.” In addition, Bank of Florida, Fort Lauderdale, maintains a full-service banking facility in Boca Raton, Florida.  Investor information may be found on the Company’s web site, http://www.bankofflorida.com , by clicking on the “Investor Relations” tab.

          For More Information Contact:
          Sara Dewberry, Vice President of Marketing, Bancshares of Florida, Inc.
          239-254-2100

SOURCE  Bank of Florida
          -0-                                        05/24/2006
          /CONTACT:  Sara Dewberry, Vice President of Marketing, Bancshares of Florida, Inc.,+1-239-254-2100/
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          /Web site:  http://www.bankofflorida.com /
          (BOFL)